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                                                                           Exhibit 99(a)

                            Entergy Arkansas, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
 Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1994      1995       1996      1997      1998      1999
Fixed charges, as defined:
  Total Interest Charges                                     $110,814  $115,337   $106,716  $104,165   $96,685   $97,023
  Interest applicable to rentals                               19,140    18,158     19,121    17,529    15,511    17,289
                                                             -----------------------------------------------------------
Total fixed charges, as defined                               129,954   133,495    125,837   121,694   112,196   114,312

Preferred dividends, as defined (a)                            23,234    27,636     24,731    16,073    16,763    17,836
                                                             -----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $153,188  $161,131   $150,568  $137,767  $128,959  $132,148
                                                             ===========================================================
Earnings as defined:

  Net Income                                                 $142,263  $136,666   $157,798  $127,977  $110,951   $69,313
  Add:
    Provision for income taxes:
       Total                                                   29,220    72,081     84,445    59,220    71,374    54,012
    Fixed charges as above                                    129,954   133,495    125,837   121,694   112,196   114,312
                                                             -----------------------------------------------------------

Total earnings, as defined                                   $301,437  $342,242   $368,080  $308,891  $294,521  $237,637
                                                             ===========================================================

Ratio of earnings to fixed charges, as defined                   2.32      2.56       2.93      2.54      2.63      2.08
                                                             ===========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 1.97      2.12       2.44      2.24      2.28      1.80
                                                             ===========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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